Exhibit 99

Soluna Closes $30M Funding from Spring Lane Capital for Project Dorothy 2

This Milestone Mobilizes Construction for Bitcoin Mining Hosting and Paves the Way for an AI Data Center

__

ALBANY, NY, July 24, 2024 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced today it has closed its latest round of financing from Spring Lane Capital (“SLC”) for a 48 MW expansion of Soluna’s flagship behind-the-meter data center, Project Dorothy, (“Dorothy 2”) facility. SLC, a private equity firm providing hybrid project capital for sustainability solutions, has agreed to lead the financing round of $30 million.

John Belizaire, CEO of Soluna, stated, “This significant investment from Spring Lane Capital propels our mission to scale our operational assets under management. Project Dorothy, our premier Bitcoin Hosting site, will double in size through this partnership with SLC. We look forward to working with the industry’s top Bitcoin miners to deliver sustainable hosting and best in class services.”

“We are excited about Soluna’s continued momentum over the last two years and, in particular, Project Dorothy 2’s progress. The expansion comes at a time when solutions for the Texas electricity grid are gravely needed while simultaneously we are at an inflection point with AI and its effect on climate,” said Robert Day, Co-founding Partner at Spring Lane Capital. “We believe the success of Soluna’s model reflects the first truly positive solution when it comes to AI, computing and climate and we are proud to continue to support their breakthrough developments in the green data center sector.”

Key Details:

●	Financing Plan for Dorothy 2 Secured: The financing will facilitate the construction of the Dorothy 2 facility, which expands Soluna’s Texas flagship data center by 48 MW in Bitcoin Hosting.

●	AI data center: The remaining 2 MW of the site’s wind power will be reserved for Soluna’s planned Helix AI data center.

●	Construction Timeline: Now that the parties have completed definitive documentation, Dorothy 2 construction will commence in Q3 2024, with the goal of achieving initial energization and ramp-up by Q1 2025.

●	Capacity and Technology: The new facility will accommodate approximately 13,700 next-generation Bitcoin mining rigs, each with a power consumption of around 3.5 kW, totaling 48,000 kW (48 MW).

●	SLC’s Expanded Financial Support: SLC is deploying capital from its second private equity fund, Spring Lane Capital Fund II, which is approximately twice the size of its initial fund. The $1 million Development Expenditure financing was repaid as part of the closing. Long lead equipment orders have been placed for Dorothy 2.

●	Financial Structure and Equity Ownership: Soluna will secure up to $30 million from SLC, fully covering the project’s funding needs, including working capital. Dorothy 2 features a superior waterfall structure that includes:

○	Early Profit Participation – Soluna will enjoy a percentage of the cash flows from the start of the project.

○	Carried Interest – Soluna will continue to receive 50% of the cash flows after the equity hurdle rate is achieved.

○	Developer Profit – Soluna will receive a $1.2M payment for developing the project, payable after certain milestones have been met.

○	O&M and Admin Services – Soluna will be the operator of the site and provide O&M and administrative services for a fee.

○	Equity Investment – Soluna will have the right to invest and own up to 49% of the equity of the project.

○	Soluna Equity Carry Items - Soluna may elect to roll certain fees and prepaid expenses into the project as equity.

●	Energy and Capacity Enhancements: The new combined sites (Dorothy 1 and Dorothy 2) will consume up to double the amount of curtailed energy as before.

●	Project Approvals: Dorothy 2 is fully shovel ready. It already has all the necessary ERCOT approvals, including the planning phase. The wind project and local utilities have also approved the expansion of the project.

“SLC’s innovative financing approach and robust project design supports Soluna’s commitment to expanding its footprint in the renewable energy sector and advancing the scale of its Bitcoin Hosting services,” John Belizaire continued.

More information about the financing can be found in the Company’s upcoming 8-K.

The Dorothy Name

Soluna continues its tradition of naming its data centers after women scientists who help(ed) catalyze major innovation. Project Dorothy is named after Dorothy Vaughan, an African American mathematician and “human computer” who worked for the National Advisory Committee for Aeronautics and NASA in 1939. Learn more about Project Dorothy here.

About Spring Lane Capital:

Spring Lane Capital is a private equity firm based in Boston, MA and Montreal, QC focused on providing hybrid project capital for sustainability solutions in the energy, food, water, waste, and transportation industries. The firm’s structured financial model seeks to tap into some of the fastest-growing segments of these markets that more traditional forms of project capital cannot access due to their scale and the limitations of existing investment models – the so-called ‘Missing Middle’. Spring Lane’s pioneering “Developer U” is a first of its kind effort to build the ecosystem of developers of sustainable infrastructure projects. For more information, please visit www.springlanecapital.com.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com